Exhibit 10.09

LICENSE, FUNDING AND OPERATIONAL AGREEMENT

This License Agreement (this “Agreement”) is made and is effective this 1st day of October 2021, (the “Effective Date”) between Mid-Atlantic BioTherapeutics, Inc (hereinafter MABT), a Delaware corporation (“Licensor”) and Curative Biotechnology, Inc. (hereinafter CUBT), a Delaware corporation (“Licensee”), and David Horn, LLC as Licensor to MABT, and their respective legitimate successors and/or assigns. Licensors and Licensee are each referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, Licensor owns the Licensed Patent Rights and Licensed Know-How, as defined herein;

WHEREAS, Licensee desires to obtain a license to develop Licensed Products in the Field of Use on the terms and conditions set forth in this Agreement; and

WHEREAS, Licensor is willing to grant Licensee such license on the terms and conditions set forth in this Agreement; and

WHEREAS, Licensee has agreed to use its best efforts to raise the funding needed to accomplish the goals set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1. Definitions.

1.1 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Competitive Infringement” shall have the meaning set forth in Section 5.2(a).

1.3 “Confidential Information” means any confidential or proprietary information furnished by one Party to the other Party in connection with this Agreement, provided that such information is specifically designated as “confidential”, “proprietary” or the like. Confidential Information includes, without limitation:

(a) non-public information disclosed by either Party in reports submitted by Licensee or Licensor pursuant to Section 3.4(a) and through audits conducted by either Party pursuant to Section 3.4(b); and the Licensed Know-How.

1.4 “Cover,” “Covering” or “Covered” means, with respect to a product, that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product would infringe such Valid Claim (or, with respect to a patent application, would infringe such Valid Claim if the patent application were to issue as a patent).

1.5 “Field of Use” means the rights for the development and commercialization of MABT’s COVID-19 vaccine composed of recombinant S1 and S2 proteins from SARS-CoV-2 plus IMT504 adjuvant.

1.6 “IMT504” means (i) the pharmaceutical compound known as IMT504 described in the Licensed Patent Rights and (ii) any compounds other than IMT504 that are Covered by the Licensed Patent Rights.

1.7 “IND” means an investigational new drug application in the United States, including any successor application thereof, and any comparable application in any country or regulatory jurisdiction outside the United States.

1.8 “License” means the license granted to Licensee in Section 2.1.

1.9 “Licensed Know-How” means the documented information, techniques, technology, practices, trade secrets, inventions, data, results and records in Licensor’s possession and control as of the Effective Date or at any time during the Term relating to the inventions claimed or described in the Licensed Patent Rights.

1.10 “Licensed Patent Rights” means the patent rights set forth on Exhibit A as intended for the Field of Use, and any other patents subsequently filed by Licensor which apply to the Field of Use and are required to develop Licensed Product.

1.11 “Licensed Product” means MABT’s COVID-19 vaccine composed of recombinant S1 and S2 proteins from SARS-CoV-2 plus IMT504 adjuvant.

1.12 “Licensee Improvement” means any and all developments, derivatives, enhancements, modifications, inventions patents and patent rights or discoveries relating to Licensed Product and developed, or created by or on behalf of Licensee, or any of its subsidiaries or its sublicensees at any time during the Term, whether patentable or not, including developments, inventions and discoveries intended to enhance the safety, efficacy, delivery and bioavailability of Licensed Product.

1.13 “Licensee Improvement Know-How” means the documented information, techniques, technology, practices, trade secrets, inventions, data, results and records in Licensee’s possession and control at any time during the Term relating to a Licensee.

1.14 “Net Profits, with respect to a Licensed Product, shall be determined from the books and records of Licensee, Licensor and their Affiliates and Sublicensees and all interpretations and calculations hereunder shall be computed according to Generally Accepted Accounting Principles, consistently applied.

In the event the Licensed Product is sold as part of a Combination Product, such “Combination Product” means a combination of a Licensed Product with another product (including in the case of a drug, another active ingredient) which is not a Licensed Product, the Net Profits from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Profits (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other product included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other products included in such Combination Product, Net Profits for the purposes of determining royalty payments shall be calculated by multiplying the Net Profits of the Combination Product by the fraction of C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other products included in the Combination Product. In such event, Licensee shall in good faith make a determination of the respective fair market values of the Licensed Product and all other products included in the Combination Product and shall notify Licensor of such determination and provide Licensor with data to support such determination. Licensor shall have the right to review such determination of fair market values and, if Licensor disagrees with such determination, to notify Licensee of such disagreement within sixty (60) days after Licensee notifies Licensor of such determination. If Licensor notifies Licensee that Licensor disagrees with such determination within such sixty (60) day period and if thereafter the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be resolved as provided in Section 10.10. If Licensor does not notify Licensee that Licensor disagrees with such determination within such sixty (60) day period, such determination shall be conclusive and binding on the Parties.

1.15 “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

1.16 “Regulatory Approval” means the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the development, manufacture, use, offer for sale, sale or importation of a product in a country or territory.

1.17 “Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a product in a Territory.

1.18 “Term” shall have the meaning set forth in Section 12.1.

1.19 “Territory” means the entire world.

1.20 “Third Party” means any Person other than a Party or any of its Affiliates.

1.21 “Valid Claim” means (a) a claim of an issued patent in the U.S. or in a jurisdiction outside the U.S., as applicable, that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer; or (b) a claim of a pending patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than seven (7) years from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit.

2. Grant of License; Diligence.

2.1 License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, non-transferable (except as set forth in Section 13.3), right and license, under the Licensed Patent Rights and Licensed Know-How, to make, have made, use, offer for sale, sell and import in the Territory, Licensed Products solely in the Field of Use.

In the event that Licensor, MABT, defaults on provisions of the License Agreement between David Horn, LLC and MABT, such default shall not impair the rights and obligations of the Parties to this Agreement, and David Horn, LLC, shall fulfill the obligations under this Agreement to Licensee. David Horn, LLC, in such event, shall assume the rights of Licensor under this Agreement.

2.2 Sublicensing. Licensee shall have the right to grant sublicenses under the License with the prior written approval of Licensor, which shall not be unreasonably withheld, conditioned or delayed.

2.3 Diligence. Licensee shall use commercially reasonable efforts to develop and commercialize Licensed Products in the Field of Use,

2.4 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology or Patent Rights of Licensor or any other entity other than the Licensed Patent Rights, regardless of whether such technology or Patent Rights shall be dominant or subordinate to any Licensed Patent Rights.

2.5 Grant to Licensor of License to Licensee Improvements. Licensee hereby grants to Licensor an unrestricted, fully paid-up, non-royalty-bearing, perpetual, exclusive, worldwide right and license, under the Licensee Improvement and Licensee Improvement Know-How, for any and all patents ultimately required to develop Licensed Product in the Field of Use, whether currently included in Exhibit A or not; with the right to grant sublicenses, to practice Licensee Improvements and to make, have made, use, offer for sale, sell and import in the Territory and to otherwise exploit Licensee Improvements.

3. Payments.

3.1 Equity Payments. As partial consideration for the License and other acts of Licensor required hereunder, Licensee shall issue to Licensor Milestone Payments through the issue of its unregistered securities as set forth below in Section 3.2.

3.2 Milestone Payments. Licensee shall pay to Licensor, within ten (10) days after achievement of the corresponding milestone, each of the following one-time, non-refundable milestone equity payments by the issuance of the following amount of Licensee’s securities:

Milestone Event	Milestone Payment

1. Execution of this agreement	12.5 million shares of Licensees common stock

2. Successful Investigational New Drug Application (“IND”) to FDA; “Successful” means FDA acceptance for the Parties to proceed to human testing	17.5 million shares of Licensees common stock

3.3 Profit Sharing from Sale of Licensed Products. On a Licensed Product-by-Licensed Product and country-by-country basis, all Net Profits from the sale of any Licensed Product shall be payable 50% to Licensor and 50% to Licensee, with only one exception. In the event that the agreed upon budget is funded in full by CUBT and more funding is required, and CUBT or MABT provides that funding, CUBT or MABT shall be entitled to a distribution of Net Profits equal to a simple interest annual return of 5% on that excess funding, in addition to the return of the amount of the excess funding, prior to the 50/50 distribution anticipated by this provision.

3.4 Reports and Accounting.

(a) Reports and Payments. Licensee and Licensor shall provide to the other Party, within thirty (30) days after the end of each calendar quarter, reasonably detailed written accountings of Net Profit of the Licensed Products for such calendar quarter. Such quarterly reports shall indicate (i) gross sales and Net Profit on a Licensed Product-by-Licensed Product and country-by-country basis, and (ii) the calculation of Net Profit. When either Party delivers such accounting to the other Party such report, the reporting Party shall also deliver all amounts due under Section 3.3 to the other Party for the calendar quarter.

(b) Audits by the Parties. Each Party shall keep, and shall require its Affiliates and Sublicensees to keep, records of the latest three (3) years relating to gross sales, Net Profit, and all information relevant under Section 3.3. For the sole purpose of verifying amounts payable to the other Party, each Party shall have the right no more than once each calendar year, at the reviewing Party’s expense, to review, together with its accountants, such records in the location(s) where such records are maintained by the other Party and its Affiliates and Sublicensees upon reasonable notice and during regular business hours. Results of such review shall be made available to the reviewed Party. If the review reflects an underpayment to the other Party, such underpayment shall be promptly remitted to other Party together with 5% interest.

3.5 Taxes.

(a) Any amounts to be paid hereunder are stated before value added tax, goods and services tax, sales, export or import duties or any similar tax or duties, which will be paid by Licensee at the rate and in the manner from time to time prescribed by applicable law.

(b) Each Party shall be solely responsible for any tax imposed on or measured by the net or gross income of such Party or its Affiliates.

4. Regulatory Approvals. Licensor shall be solely responsible for obtaining and maintaining any and all Regulatory Approvals necessary for the development, manufacture, use, offer for sale, sale or importation of Licensed Products by or on behalf of Licensee or its Affiliates. Licensor at all times shall comply with all laws, regulations and ordinances, whether federal, state, provincial, county, municipal, or otherwise, with respect to its and its Affiliates activities with respect to Licensed Products. Licensor will not be responsible for obtaining and maintaining any and all Regulatory Approvals necessary for the development, manufacture, use, offer for sale, sale or importation of Licensed Products by or on behalf of any of Licensee’s Sublicensees or their Affiliates.

5. Prosecution and Enforcement of Licensed Patent Rights.

5.1 Prosecution. Licensor shall retain the first right to prepare, file, prosecute and maintain the Licensed Patent Rights. Licensor shall provide Licensee with reasonable opportunities to review and comment on substantive patent prosecution matters with respect to the Licensed Patent Rights listed on Exhibit A, and shall reasonably consider timely comments thereon provided by Licensee to Licensor to the extent related to the Field of Use.

5.2 Enforcement of Licensed Patent Rights and Licensed Know-How.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term any (i) known or suspected infringement of any issued claims within the Licensed Patent Rights by a Third Party, or (ii) any known or suspected misappropriation of any of the Licensed Know-How by a Third Party. In the event such known or suspected infringement or misappropriation involves the manufacture, sale, offer for sale, use, or importation in the Territory of a compound or product in the Field of Use that is competitive with any Licensed Product (“Competitive Infringement”), the reporting Party shall provide the evidence in its possession regarding such Competitive Infringement to the other Party. Promptly after receipt of a notice of Competitive Infringement, the Parties shall discuss in good faith the Competitive Infringement and appropriate actions that could be taken to end the Competitive Infringement.

(b) Competitive Infringement. Licensee shall have the first right to initiate a suit or take other appropriate action that it believes necessary to end any Competitive Infringement, at Licensee’s sole control and expense. If Licensee fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take to end such Competitive Infringement within sixty (60) days (or such shorter period specified below in this Section 5.2(b)) after becoming aware of the basis for such suit or action, then Licensor may, in its discretion, initiate a suit or take other appropriate action that it believes necessary to end such Competitive Infringement. The sixty (60) day period in the immediately preceding sentence shall be shortened as reasonably necessary to enable Licensor to initiate a suit or take other appropriate action if, in the absence of such shortening, a loss of rights with respect to such suit or other action would occur (e.g., if a generic pharmaceutical maker files an abbreviated new drug application or analogous application for which the reference listed drug is a Licensed Product and, in order to obtain an automatic stay from the applicable Regulatory Authority with respect to the approval of such application, a patent infringement suit must be brought within a shorter period of time). The Party filing any such suit or taking any such action shall be responsible for all costs in connection therewith and, therefore, shall control all decision-making related to any such suit or action.

(c) Infringement or Misappropriation other than Competitive Infringement. Licensor shall have the sole right to initiate a suit or take other appropriate action, at its sole expense and without any duty to account to Licensee therefor, that it believes necessary to end any infringement or misappropriation of the Licensed Patent Rights or Licensed Know-How other than a Competitive Infringement.

(d) Conduct of Actions. The Party initiating suit or action shall have the sole and exclusive right to select counsel for any suit initiated by it referred to in Section 5.2(b) above. If required under applicable law in order for the initiating Party to initiate or maintain such suit or action, the other Party shall join as a party to the suit or action. Such other Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The Party filing any such suit or taking any such action shall provide the other Party with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, the Party filing any such suit or taking any such action shall, to the extent permitted by applicable law, keep the other Party promptly informed, and shall from time to time consult with such other Party regarding the status of any such suit or action and shall provide such other Party with copies of all material documents (i.e., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. The Party not initiating such suit or action shall cooperate with the Party initiating such suit or action to the extent reasonably requested, and shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(e) Recoveries. With respect to any suit or action to protect Licensed Patent Rights or Licensed Know-How referred to in Section 5.2(b) above, any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, the Party initiating the suit or action with respect to Licensed Patent Rights or Licensed Know-How shall be reimbursed for all out-of-pocket costs and expenses in connection with such proceeding paid by such Party and not otherwise recovered; and

(ii) second, any remainder shall be paid fifty percent (50%) to each Party.

6. Confidentiality

6.1 Confidential Information. All Confidential Information disclosed by a Party to the other Party during the Term shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party and shall not otherwise be disclosed by the receiving Party to any other Person, firm, or agency, governmental or private, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party;

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information;

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party;

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e) is required to be disclosed by the receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party to the extent permissible, only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose, and seeks a protective order, confidential treatment or the like with respect to the Confidential Information so disclosed.

6.2 Employee, Consultant and Advisor Obligations. Licensee and Licensor each agree that such Party and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party’s Affiliates and Sublicensees, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement; provided that Licensee and Licensor shall each remain responsible for any failure by such Party and its Affiliates’ respective employees, consultants and advisors to treat such Confidential Information as required under Section 6.1.

6.3 Survival. All obligations of confidentiality imposed under this Section 6 shall survive the termination or expiration of this Agreement and shall expire ten (10) years following such termination or expiration.

7. Structure and Governance. The development and commercialization of the Licensed Products (the “Commercialization”) and the administration of the projects referenced herein (the “Projects”) shall be administered as follows.

7.1 Joint Steering Committee. The administration of the Projects shall be overseen by a Joint Steering Committee (the “JSC”). The JSC shall be comprised of six members, three from each company: Dr. David Horn, Dr. David Jobes, Dr. JP Gagnon from MABT and Curative Medical Lead (to be determined), Michael Grace, Ronald Bordens from CUBT. Each member of the JSC shall have one vote for any matter to come before its consideration; provided, however, that in the event of a draw in the vote, the Chair shall cast the deciding vote. Dr. Catherine Sohn to be the outside chair of the steering committee.

7.2 Duties of JSC. The purpose of the JSC is to ensure continued alignment and communication among the parties. The JSC shall perform the following functions, including, but not limited to the approval of an annual budget, the development of a sales and marketing plan, the disbursement of all funds, the development and commercialization of the Licensed Products, and the general governance and development of the Projects. The Parties agree that within thirty (30) days of final execution of this Agreement they will meet and agree on an initial annual budget to be substantially in concert with the preliminary budget attached hereto, labeled Exhibit B and incorporated by reference herein. The JSC shall meet no less than quarterly to provide a detailed status report on budget compliance and progress in general. The JSC shall also agree internally on a mutually agreeable schedule for disbursement of the funds to be spent in the annual budget.

7.3 Vacancy of JSC Member. In the event of the withdrawal or resignation of any member of the JSC, the vacancy shall be filled by the Party who first appointed such Member.

8.0 Project Funding. It shall be the sole responsibility of Licensee to raise funding for the development of the Projects and the Commercialization of the Licensed Products discussed herein, under the direction of the Licensor and overseen by the JSC, as described above in Section 7 and below in Section 9. ALL OBLIGATIONS OF LICENSOR HEREUNDER SHALL BE CONTINGENT ON LICENSEE’S OBTAINING CAPITAL TO ACCOMPLISH THE OBJECTIVES SET FORTH HEREIN including a minimum of $10 million within 90 days of the SEC declaring Licensees S-1 Registration Statement effective. In addition, Licensee will use its best efforts to raise additional funds as guided by JSC’s best budgetary estimates; provided, however, that the failure of Licensee’s best efforts to raise additional funds shall not constitute a material breach of this agreement.

9.0 Responsibilities of Parties. The following Responsibilities represent the basic framework for the collaboration and may be amended from time to time and as needed according to the Joint Steering Committee. For clarity, the Licensee’s responsibilities for funding the collaboration, and for paying for any penalties, fines, fees for failing to meet vendor obligations (Sections 8 and 9.2) shall not be amended by the JSC and will remain the sole responsibilities of the Licensee.

9.1 Responsibilities of Licensor. The principal responsibilities of Licensor, in addition to issuing the License hereunder shall be to oversee the development and commercialization of the Licensed Product, including, but not be limited to, the following: (a) the development of Good Manufacturing Practice for manufacturing the Licensed Product; (b) the completion of non-clinical (GLP) studies to support an IND filing; and (c) the preparation and filing of an Investigational New Drug application (the “IND”). Additional funding will be required to complete the necessary clinical trials for FDA approval, for filing of a Biologics License Application (the “BLA”) for the Licensed Products to the FDA and the marketing of the Licensed Products in the U.S

9.2 Responsibilities of Licensee. The responsibilities of Licensee include, but are not limited to: (a) providing the funding per Section 8; (b) issuing shares of Licensee’s common stock per the schedule on Section 3.2; (c) providing marketing and business development in mutually agreed upon areas, such as China and the U.S. Military; and (d) working with Licensor to accomplish the goals of this Agreement. Licensee is responsible for paying any penalties, fines or fees for failing to meet vendor (including but not limited to contract manufacturers and contract research organizations) obligations due to lack of funding to be provided by Licensee.

10. Representations and Warranties

10.1 Representations of Authority. Each Party represents and warrants to the other Party that, as of the Effective Date, it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

10.2 Consents. Each Party represents and warrants to the other Party that, as of the Effective Date, all necessary consents, approvals, Regulatory Approvals and authorizations of all Regulatory Authorities and other Persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained

10.3 No Conflict. Each Party represents and warrants to the other Party that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date. In addition, Licensee represents, warrants and covenants to Licensor that Licensee shall comply with all applicable laws or regulations with respect to the Agreement or the use of any Licensed Products.

10.4 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. WITHOUT LIMITING THE FOREGOING, LICENSOR DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE DESIGN, MANUFACTURABILITY, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OF ANY LICENSED PRODUCT.

11. Indemnification

11.1 By Licensee. Licensee agrees to defend Licensor, its Affiliates and its or their respective directors, officers, employees or agents at Licensee’s cost and expense, and shall indemnify and hold harmless Licensor and its Affiliates and its or their respective directors, officers, employees or agents, from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim to the extent arising from (i) any breach by Licensee of any of its representations or warranties pursuant to this Agreement, (ii) the development, manufacture, use, offer for sale, sale or importation of any Licensed Product by or on behalf of Licensee or any of its Affiliates or (iii) personal injury, property damage or other damage resulting from the development, manufacture, use or commercialization of a Licensed Product by or on behalf of Licensee or its Affiliates or any of their customers. Licensee will indemnify Licensor in the event that Licensor incurs, penalties, fines or fees for failing to meet vendor (including but not limited to contract manufacturers and contract research organizations) obligations due to lack of funding to be provided by Licensee.

11.2 By Licensor. Licensor agrees to defend Licensee, its Affiliates and its or their respective directors, officers, employees or agents at Licensor’s cost and expense, and shall indemnify and hold harmless Licensee and its Affiliates and its or their respective directors, officers, employees or agents, from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim to the extent such Third Party claim arises from (i) any breach by Licensor of any of its representations or warranties pursuant to this Agreement, (ii) the development, manufacture, use, offer for sale, sale or importation of any Licensed Product by or on behalf of Licensor or any of its Affiliates or (iii) personal injury, property damage or other damage resulting from the development, manufacture, use or commercialization of a Licensed Product by or on behalf of Licensor or its Affiliates or any of their customers.

11.3 Procedures. A Person entitled to indemnification under this Section 11 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim for which indemnification is sough under this Agreement. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that the Indemnified Party shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnified Party and any other party represented by such counsel. The Indemnified Party shall not agree to any settlement of such claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

11.4 Insurance. Licensee and Licensor shall have and maintain such types and amounts of insurance covering its development, manufacture, use, offer for sale, sale and importation of License Products as is (i) normal and customary in the pharmaceutical products industries generally for parties similarly situated and (ii) otherwise required by applicable law. Upon request by Licensor, Licensee shall provide to Licensor evidence of its insurance coverage. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to Licensee or Licensor, then both shall continue to maintain such insurance after the expiration or termination of this Agreement for a period of five (5) years.

12. Term and Termination. Licensor shall have the right to terminate this agreement as of January 31, 2022 if Licensee shall have failed to provide $10,000,000 to Licensor by January 31, 2022, unless an extension is agreed to by both Parties.

12.1 Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Section 12, and otherwise shall remain in effect for so long as the Licensed Products are sold.

12.2 Termination for Material Breach. Upon any material breach of this Agreement by either Party, the other Party may terminate this Agreement by providing sixty (60) days’ written notice to the breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless the breaching Party cures such breach during such sixty (60) day period.

12.3 Effects of Termination. Upon termination of this Agreement prior to the end of the Term, as a result of the material breach of CUBT (but not upon expiration of this Agreement at the end of the Term):

(a) Licensee shall immediately assign and transfer to Licensor all Licensed Product-specific trademarks used in association with Licensed Product(s) or interests therein;

(b) Licensee shall immediately assign and transfer to Licensor all regulatory documents if any filed by Licensee, its representatives or manufacturers to the extent relating to IMT504 or Licensed Product(s);

(c) Licensee shall immediately assign and transfer to Licensor all regulatory approvals for Licensed Product(s) held in the name of Licensee or any of its subsidiaries in each country in the Territory; and

(d) The License granted to Licensor in Section 2.5 shall expand to include the Field of Use.

Upon termination of this Agreement as the result of a material uncured breach by Licensor, which breach remains uncured for 30 days after notice from Licensee, Licensor shall have the same obligations to Licensee as provided for in 12.3 (a), (b), (c) and (d) directly above; and shall reaffirm the License granted in sections 2.1 and 2.5 above for the Field of Use as stated above. Licensee shall take over the development of the Licensed Product. The JSC shall be dissolved. All other terms and conditions shall survive as written.

12.4 Survival. The following provisions shall survive the expiration or termination of this Agreement in accordance with their terms: Sections 2.5, 3.2, 3.3, 3.4, 3.5, 6, 10.4, 11, 12.3, 12.4 and 13.

13. Miscellaneous Provisions

13.1 Governing Law. This Agreement and all disputes arising out of or related to this Agreement shall be construed and the respective rights of the Parties determined in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding the provisions thereof governing conflicts of laws.

13.2 Notice. Any notices required or permitted by this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following address or facsimile number of the parties:

If to Licensor:

Mid-Atlantic BioTherapeutics, Inc.
Attn: Dr. David Horn
3805 Old Easton Road
Doylestown, PA 18902
215-266-2301
dhorn@mid-atlanticbio.com

If to Licensee:

Curative Biotechnology, Inc
Attn: I Richard Garr
1825 NW Corporate Blvd., Suite 101
Boca Raton, FL 33431
561-418-7725
irgarr@curativebiotech.com

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

13.3 Assignment. This Agreement is personal to Licensee and no rights or obligations may be assigned by Licensee without the prior written consent of Licensor, except any Party may assign this Agreement to an Affiliate of such Party or in connection with the sale or transfer of all or substantially all of the business or assets of such Party relating to the subject matter of this Agreement.

13.4 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter.

13.5 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any right or failure to act in a specific instance shall related only to such instance and shall not be construed as an agreement to waive any right or fail to act in any other instance, whether or not similar.

13.6 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the invalid or unenforceable provision.

13.7 EXCLUSION OF CONSEQUENTIAL DAMAGES. OTHER THAN IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER AS TO THIRD PARTY CLAIMS IN ACCORDANCE WITH SECTION 11, NEITHER PARTY HERETO WILL BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

13.8 Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

13.9 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, which may include without limitation fire, explosion, flood, war, strike or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

13.10 Dispute Resolution.

(a) Alternative Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved through binding arbitration as follows:

(i) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such 30-day period, the arbitrator shall be selected by the Philadelphia, Pennsylvania office of the American Arbitration Association (the “AAA”). The arbitrator shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

(ii) Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(iii) The arbitrator shall set a date for a hearing, which shall be no later than forty-five (45) days after the submission of written proposals pursuant to Section 13.10(a)(ii), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator. The arbitration shall be in English.

(iv) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in Section 13.10(a)(iii). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(v) The attorneys’ fees of the Parties in any arbitration, fees of the arbitrator, and costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(vi) Any arbitration pursuant to this Section 13.10 shall be conducted in Philadelphia, Pennsylvania. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.

(b) No Limitation. Nothing in Section 13.10 shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Mid-Atlantic BioTherapeutics, Inc.		Curative Biotechnology, Inc.

By:		By:

Name:	David Horn, M.D.	Name:

Title:	CEO	Title:

David Horn, LLC

By:

Name:	David Horn, M.D.

Title:	Principal

Exhibit A

Licensed Patent Rights

PATENT PORTFOLIO SUMMARY CHART

Updated October 29, 2019

Title: Immunostimulatory Oligonucleotides and Uses Thereof

NOTE: ANY SUBLICENSE TO CHINA OR ANY OTHER TERRITORY NOT INCLUDED IN THE TABLE BELOW, OR ANY COMPANY DOMESTICATED IN CHINA OR ANY OTHER TERRITORY NOT INCLUDED IN THE TABLE BELOW, WILL REQUIRE PRIOR WRITTEN APPROVAL OF LICENSOR

Country	Appl. No./ Patent No.	Filing Date/ Issue Date	Recorded Owner	Status	Next Action Due	Comments
U.S.	10/309,775 7,038,029	04-Dec-2002 02-May-2006	David Horn, LLC	Issued	No further action; All maintenance fees have been paid	Standard expiration Apr. 1, 2023 (+ 118 day PTA)
U.S.	11/178,086 7,381,807	08-Jul-2005 03-Jun-2008	David Horn, LLC	Issued	Third and final maintenance fee to be paid before Jun. 3, 2020 (Payment window opened on Jun. 3, 2019 and surcharge period runs from Dec. 4, 2019 to Jun. 3, 2020)	Standard expiration Nov. 25, 2023 (+ 356 days PTA)
U.S.	12/111,006 7,943,316	28-Apr-2008 17-May-2011	David Horn, LLC	Issued	Third and final maintenance fee to be paid before May 5, 2023 (Payment window opens on May 17, 2022 and surcharge period runs from November 18, 2022 to May 17, 2023)	Standard expiration Dec. 4, 2022 (+ 0 days PTA)
U.S.	13/099,778 8,871,436	03-May-2011 28-Oct-2014	David Horn, LLC	Issued	Second maintenance fee to be paid before Oct 28, 2022 (Payment window opens on Oct 28, 2021, and surcharge period runs from Apr. 29, 2022 to Oct 28, 2022)	Standard Expiration June 28, 2024 (+ 572 days PTA)
Australia	2003250334 2003250334	30-May-2003 25-Nov-2004	David Horn, LLC	Issued	May 30, 2020 – Renewal fees due

Country	Appl. No./ Patent No.	Filing Date/ Issue Date	Recorded Owner	Status	Next Action Due	Comments
European Patent Convention	03755959.8 1511845	30-May-2003 09-Mar-2005	David Horn, LLC	Issued

May 30, 2020 – annuities due in:

BE Belgium

CH/LI Switzerland/ Liechtenstein

DE Germany

DK Denmark

FI Finland FR France GB United Kingdom GR Greece HU Hungary IE Ireland NL Netherlands PT Portugal SE Sweden TR Turkey CY Cyprus ES Spain IT Italy

Status of each validated country:

Confirmed 2019 annuity paid in (next annuity due 2020):

BE Belgium

CH/LI Switzerland/ Liechtenstein

DE Germany DK Denmark ES Spain FI Finland FR France GR Greece HU Hungary IE Ireland IT Italy PT Portugal SE Sweden TR Turkey CY Cyprus

Status of current validated country:

2020 annuity paid:

DE Germany

ES Spain

FR France

IT Italy

GB Great Britain

India	3773/DLNP72004 252038	29-Nov-2004 23-Apr-2012	David Horn, LLC	Issued	May 30, 2020 – Next annuity payment due	Statement of working will also be due May 30, 2020
Mexico	2004/011937	30-Nov-2004	David Horn, LLC	Issued	May 30, 2020 – Next annuity payment due
New Zealand	20030536962 536962	25-Nov-2004 11-Jan-2007	David Horn, LLC	Issued	May 30, 2020 – renewal fees due

U.S. Provisional Application No. 63/107,641

Title:	IMMUNOSTIMULATORY OLIGONUCLEOTIDES FOR
THE PREVENTION AND TREATMENT OF COVID-19

Filed:	October 30, 2020

Troutman Pepper Ref. No.: 258157.000100

Exhibit B

Preliminary COVID-19 Vaccine Development Budget Estimates

Budget Item	Months 1-3 (Year 1)	Months 4-6 (Year 1)	Months 7-9 (Year 1)	Months 10-12 (Year 1)	Months 1-3 (Year 2)	Months 4-6 (Year 2)	Months 7-9 (Year 2)	Months 10-12 (Year 2)	Totals
CURRENT SCENARIO
GMP mfg	$7,765,000	$780,000	$1,630,000	$2,100,000	$705,000	$750,000	$0	$0	$13,730,000
Preclinical/IND studies	$0	$50,000	$1,000,000	$250,000	$500,000	$500,000	$500,000	$500,000	$3,300,000
Regulatory	$100,000	$100,000	$100,000	$50,000	$50,000	$50,000	$50,000	$50,000	$550,000
Personnel	$150,000	$150,000	$150,000	$150,000	$150,000	$150,000	$150,000	$150,000	$1,200,000
G&A	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$400,000
License Fees	$400,000								$400,000
	$8,465,000	$1,130,000	$2,930,000	$2,600,000	$1,455,000	$1,500,000	$750,000	$750,000	$19,580,000
								Overall Total:	$19,580,000
		1-year cumulative total		$15,125,000
		9-month cumulative total		$12,525,000

Notes:

1) The Halix estimates for GMP mfg were in Euros so we converted at the current (27SEP21) ratio of 0.85 Euro/Dollar and rounded up

2) The first three months in Year 1 include a 50% start up payment for GMP manufacturing

3) Preclinical/IND studies will take 10-12 months so we need to initiate those in Year 1

OPTIMISTIC SCENARIO
GMP mfg	$6,765,000	$780,000	$1,630,000	$2,100,000	$705,000	$750,000	$0	$0	$12,730,000
Preclinical/IND studies	$0	$50,000	$500,000	$250,000	$500,000	$500,000	$500,000	$500,000	$2,800,000
Regulatory	$100,000	$100,000	$100,000	$50,000	$50,000	$50,000	$50,000	$50,000	$550,000
Personnel	$150,000	$150,000	$150,000	$150,000	$150,000	$150,000	$150,000	$150,000	$1,200,000
G&A	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$400,000
License Fees	$250,000							$250,000	$500,000
	$7,315,000	$1,130,000	$2,430,000	$2,600,000	$1,455,000	$1,500,000	$750,000	$1,000,000	$18,180,000
								Overall Total:	$18,180,000
		1-year cumulative total		$13,475,000
		9-month cumulative total		$10,875,000

Notes:

1) Use of Rodent species vs. NHP model

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